UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

February 12, 2008

THE CHEESECAKE FACTORY INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-20574	51-0340466
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

26901 Malibu Hills Road
Calabasas Hills, California 91301
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:
(818) 871-3000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14.d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 — CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02         DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

In a press release dated February 14, 2008, the Company announced that the Company’s Board of Directors has increased its size to eight members from six members, and unanimously elected Allen J. Bernstein and Alexander L. Cappello to fill the newly created vacancies, effective February 12, 2008.  In addition to their appointments to the Board of Directors, Mr. Bernstein will serve on the Compensation Committee and Mr. Cappello will serve on the Audit Committee.  Mr. Bernstein’s term will expire at the Company’s Annual Meeting of Stockholders to be held in 2009 and he will be subject to election at that meeting.  Mr. Cappello’s term will expire at the Company’s Annual Meeting of Stockholders to be held in 2010 and he will be subject to election at that meeting.

The expansion of the size of the Company’s Board of Directors also fulfills a provision of the proposed settlement of pending federal and state derivative lawsuits filed against the Company and related parties which provision would require the Company to increase the size of the Board by one additional independent director. The proposed settlement is subject to judicial approval after notice and hearing.

The full text of this press release is attached as Exhibit 99.1 to this report and is herein incorporated by reference.

On February 12, 2008, the Compensation Committee of the Board of Directors of the Company approved a performance incentive target for fiscal 2008 under the Company’s Amended and Restated Performance Incentive Plan (the “Plan”) for executive officers and other corporate employees based upon the Company achieving a specified level of consolidated income from operations and subject to specified potential adjustments. The performance incentive target for The Cheesecake Factory Bakery Incorporated, a wholly owned subsidiary of the Company, also requires achievement of a specified level of operating profit of the bakery division.

Participants in the Plan will have an opportunity to earn a performance achievement bonus if the Company achieves at least 90% of its performance incentive target for fiscal year 2008.  For fiscal 2008, the potential percentage of salary payable to an executive officer as a performance achievement bonus under the Plan ranges from 9% to 60% of base salary, depending upon the level of the Company’s achievement of its performance incentive target (from 90% to 105%) and the executive officer’s position in the Company.  The maximum performance achievement bonuses payable under the Plan to the executive officers of the Company if the performance incentive target is achieved at the highest level are as follows:

MAXIMUM
POTENTIAL BONUS
David Overton,	$469,200
Chairman and Chief Executive Officer The Cheesecake Factory Incorporated

Michael J. Dixon	$160,800
Senior Vice President and Chief Financial Officer The Cheesecake Factory Incorporated

Russell W. Bendel	$243,000
President and Chief Operating Officer The Cheesecake Factory Restaurants, Inc.

Debby R. Zurzolo	$202,500
Executive Vice President. General Counsel and Secretary The Cheesecake Factory Incorporated

Max S. Byfuglin	$176,850
President The Cheesecake Factory Bakery Incorporated

There is no assurance that the Company will achieve the performance incentive targets established by the Compensation Committee in any fiscal year.  At least 90% of the performance achievement target must be achieved in fiscal 2008 in order for any performance achievement bonuses to be payable under the Plan.

The Company’s stockholders approved the material terms of the performance incentive goals under the Plan at the 2005 Annual Meeting of Stockholders.

SECTION 8 — OTHER EVENTS

ITEM 8.01         OTHER EVENTS

On February 14, 2008, the Company issued a press release announcing that its Board of Directors approved a ten million share increase in the Company’s share repurchase authorization.  The Company’s total repurchase authorization is now 31 million shares, of which approximately 17.5 million shares are available for repurchase.

In addition to the free cash flow of approximately $80 million to $90 million that the Company expects to generate in fiscal 2008 and utilize in support of share repurchases, the Company is in discussions with its lenders to increase its revolving credit facility by approximately $50 million to $100 million to further support its plan to return capital to shareholders in fiscal 2008.

The full text of this press release is attached as Exhibit 99.1 to this report and is herein incorporated by reference.

SECTION 9 — FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

	99.1	Press release dated February 14, 2008 entitled, “The Cheesecake Factory Announces Ten Million Share Increase in Share Repurchase Authorization”

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	February 19, 2008	THE CHEESECAKE FACTORY INCORPORATED

		By:	/s/ MICHAEL J. DIXON
Michael J. Dixon
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
99.1	Press release dated February 14, 2008 entitled, “The Cheesecake Factory Announces Ten Million Share Increase in Share Repurchase Authorization”